                                                             EXHIBIT 5

                   LETTERHEAD OF BROWN & WOOD




                           April 5, 1995



RYMAC Mortgage Investment
  Corporation
100 North Fourth Street, Suite 813
Steubenville, Ohio 43952

Gentlemen:

     We have acted as special counsel to RYMAC Mortgage Investment Corporation, a Maryland corporation (the "Company"), in connection with the proposed issuance by the Company of an aggregate of 260,000 shares of Common Stock, par value $0.01 per share (the "Shares"), pursuant to the RYMAC Mortgage Investment Corporation Stock Option Plan (the "Plan").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of
1933, as amended (the "Securities Act").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8, relating to the Shares, to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act (together with all exhibits thereto, the "Registration Statement"), (ii) the Restated Certificate of Incorporation of the Company as currently in effect, (iii) the By-laws of the Company as currently in effect, (iv) specimens of the certificates to be used to represent the Shares and (v) resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Plan and against payment therefor, the Shares will be validly issued, fully paid and nonassessable.

     We do not purport to be expert on, and we are not expressing an opinion with respect to, laws other than the laws of the United States and the State of New York and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,

                              /s/ Brown & Wood
                                  BROWN & WOOD